AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective as of November 15, 2013.

BETWEEN:

> **AMERICAN BONANZA GOLD CORP.**, a corporation with offices in Vancouver, British Columbia ("**AmBon**")
>
> - and -
>
> **BONANZA EXPLORATIONS INC.** a wholly owned subsidiary corporation of AmBon ("**BEI**")
>
> - and -
>
> **SUPARNA GOLD CORP.**, a corporation with offices in Vancouver, British Columbia ("**Suparna**")

WHEREAS the parties hereto entered into an earn-in agreement dated July 3, 2013 (the "**Earn-In Agreement**") which provided Suparna the right and option to earn up to a 60% ownership interest in BEI's leasehold interest in the Southwest Target of the Copperstone Gold Property;

AND WHEREAS the parties hereto wish to amend certain terms of the Earn-In Agreement as set forth in this Amending Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Earn-In Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Earn-In Agreement, and the Earn-In Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2. Amendments

The parties hereto acknowledge and agree that Section 3.2(a) of the Earn-In Agreement shall be deleted in its entirety and replaced with the following:

(a) Subject to the terms of this Agreement, SGC shall have the exclusive right and option to acquire up to an undivided 60% right, title and ownership interest in the Properties (the "**Earned Interest**") and thereby exercise the Earn-In Option by complying with the following process:

(i) SGC shall have the right to acquire an initial undivided 12.5% working interest in BEI's leasehold right, title and interest in and to the Properties by expending, during the first two years from the Effective Date, a minimum of $250,000 in Expenditures on the Properties (the "**Minimum Earn-In Expenditures**");

(ii) SGC shall have the right to acquire an additional undivided 12.5% working interest in BEI's leasehold the right, title and interest in and to the Properties by

expending, during the third year from the Effective Date, a minimum of $500,000 in Expenditures on the Properties;

(iii) SGC shall have the right to acquire an additional undivided 12.5% working interest in BEI's leasehold the right, title and interest in and to the Properties by expending, during the fourth year from the Effective Date, a minimum of $500,000 in Expenditures on the Properties;;

(iv) SGC shall have the right to acquire an additional undivided 12.5% working interest in BEI's leasehold the right, title and interest in and to the Properties by expending, during the fifth year from the Effective Date, a minimum of $500,000 in Expenditures on the Properties; and

(v) SGC shall have the right to acquire an additional undivided 10% working interest in BEI's leasehold the right, title and interest in and to the Properties by expending, during the sixth year from the Effective Date, a minimum of $750,000 in Expenditures on the Properties.

The amount of the foregoing cumulative Expenditures is herein referred to as the "**Earn-In Expenditures.**" Unless otherwise required by Section 1.1(a)(i) above, Expenditures made on or for the benefit of any of the Properties will be credited toward Expenditures requirements for all of the Properties. Expenditures funded in excess of the Expenditures requirement for any one period shall be carried forward and credited to the Expenditures requirement for the succeeding period or periods.

All payments and expenditures payable by SGC hereunder are based upon ABG's and BEI's warranted ownership of the entire leasehold interest in the Properties. If ABG and BEI are found to own less than 100% of the leasehold interest in the Properties, then all payments payable to ABG hereunder shall be reduced proportionately. Such reductions in payments shall not waive or eliminate any other rights or remedies SGC may have in connection with the extent of ABG's and BEI's actual interest in the Properties.

3. Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Earn-In Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof, except as may otherwise be required to effect the amendments set out in this Amending Agreement.

4. Enurement

This Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5. Time

Time shall be of the essence of this Amending Agreement.

6. Governing Laws

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7. **Execution in Counterpart**

This Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be duly executed as of the date and year first above written.

AMERICAN BONANZA GOLD CORP.

Per: ______________________

Name: Brian Kirwin

Title: President & CEO

BONANZA EXPLORATIONS INC.

Per: ______________________

Name: Brian Kirwin

Title: President

SUPARNA GOLD CORP.

Per: ______________________

Name:

Title: